Exhibit T3B.12

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIAMOND OFFSHORE GENERAL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of DIAMOND OFFSHORE GENERAL, LLC (the “Company”) dated as of the 19th day of April 2021 is executed and adopted by Diamond Offshore Drilling Limited, a company organized and existing under the laws of the Cayman Islands (the “Member”), the sole member of the Company, to govern the affairs of the Company and the conduct of its business.

WITNESSETH:

WHEREAS, the Company was converted (the “Conversion”) from a Delaware corporation and formed as a limited liability company on the 15th day of April 2021 pursuant to and in accordance with the Delaware Limited Liability Company Act ( 6 Del.C. § 18-101, et seq.), as it may be amended from time to time (the “Act”);

WHEREAS, the Interests (as defined herein) were transferred to the Member as of the 19th day of April 2021;

WHEREAS, the Member desires to establish herein its rights and obligations in connection with, and the terms of its agreement as to, the affairs of the Company and the conduct of its business;

NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Member hereby agrees as follows:

ARTICLE I.

ORGANIZATIONAL AND OTHER MATTERS

SECTION 1.01. Formation. The Company was converted from a Delaware corporation and formed as a limited liability company pursuant to and in accordance with the Act by the filing on the 15th day of April 2021 of a Certificate of Conversion and a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware. The rights and liabilities of the Member shall be as provided in the Act, except as is otherwise expressly provided herein.

SECTION 1.02. Name. The name of the Company is Diamond Offshore General, LLC, and the business of the Company shall be conducted under such name.

SECTION 1.03. Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate of Formation or such other person or persons as the managers may designate from time to time in the manner provided by law. Should the Company maintain a principal office within the State of Delaware, such registered office need not be identical to such principal office of the Company.

SECTION 1.04. Principal Office; Other Offices. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at such place as the managers may designate, which need not be in the State of Delaware. The Company may have other offices at such places both within and without the State of Delaware as the managers may designate from time to time as the business of the Company may require.

SECTION 1.05. Term. The Company shall commence as a limited liability company on the date of filing of the Certificate of Formation, and the Company’s existence shall be perpetual and shall continue until the dissolution of the Company as provided by law.

SECTION 1.06. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no member or manager of the Company shall be obligated personally for any of such debts, obligations or liabilities solely by reason of being a member or manager of the Company.

SECTION 1.07. Purpose of the Company. The Company may carry on any lawful business, purpose or activity permitted by the Act.

SECTION 1.08. Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, including without limitation any and all powers contemplated in the Act.

ARTICLE II.

SOLE MEMBER

SECTION 2.01. Name. The sole member of the Company is Diamond Offshore Drilling Limited. As used in this Agreement, the term “Member” means Diamond Offshore Drilling Limited, in its capacity as a member of the Company, and any person or entity hereafter admitted to the Company as a member, but such term does not include any person or entity who has ceased to be a member of the Company. When used in the lower case and except as the context otherwise requires, the term “member” has the meaning provided in the Act.

SECTION 2.02. Additional Members. No additional person or entity may be admitted to the Company as a member without the prior written consent of the Member.

SECTION 2.03. Actions of the Member. Any action required or permitted to be taken by the Member under this Agreement or the Act may be taken without a meeting, without prior notice and without a vote if a written consent setting forth the action so taken is signed by the Member.

SECTION 2.04. Bankruptcy of the Member. The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE III.

CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

SECTION 3.01. Capital Contributions; Interests. As used in this Agreement, the term “Interest” means an interest in the Company acquired upon the making of an initial capital contribution by Diamond Offshore Company. The Member acknowledges that Diamond Offshore Company has previously made one or more capital contributions to the Company, and immediately prior to the effective date of the Conversion, Diamond Offshore Company owned all of the issued and outstanding shares of capital stock of the Company, which shares were exchanged to represent one hundred percent (100%) of the membership interests of the Company immediately following the Conversion. The Interests were transferred through a series of transactions, the final such transfer being to the Member. Consequently, as of the date of this Agreement, the Member owns one hundred percent ( 100%) of the Interests. The Member may, but shall not be required to, make additional capital contributions to the Company from time to time as determined by the Member in its sole discretion.

SECTION 3.02. Loans. If the Member makes any loans to the Company or advances any money on the Company’s behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. If the Company makes any loans to the Member or advances any money on the Member’s behalf, the amount of any such loan or advance shall not be deemed a decrease in the capital contribution of the Member or a distribution of the Member. Notwithstanding the foregoing, this Section 3.02 shall not limit the ability of the Member to make a capital contribution, or the Company to make a distribution, by means of the forgiveness of a previously incurred loan or advance.

SECTION 3.03. Distributions. The Company shall make distributions to the Member at the times and in the manner as the managers deem appropriate and as permitted by law, The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to this Section 3.03 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member’s obligations.

ARTICLE IV.

MANAGEMENT OF THE COMPANY BY MANAGERS

SECTION 4.0 1. Management of the Company. The management of the Company shall be vested in the managers. The managers shall have complete and exclusive discretion in the management and control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including without limitation doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement and delegating any or all of its powers, rights and obligations under this Agreement and appointing such officers of the Company to perform acts’ or services for the Company pursuant to Section 6.01 hereof. Without limiting the generality of the foregoing, the managers shall have the authority to agree upon and execute all leases, contracts, powers of attorney, evidences of indebtedness and other obligations in the name of the Company.

ARTICLE V.

MANAGERS

SECTION 5.01. Managers. The board of managers of the Company shall be appointed by the Member, and the number of managers shall be determined from time to time by resolution of the Member. If the Member makes no such determination, the number of managers shall be two (2). The managers initially appointed by the Member shall be the two (2) persons listed on Exhibit A to this Agreement. Each manager shall hold office until his successor shall have been elected and qualified or until his earlier death, resignation or removal. Unless otherwise provided in the Certificate of Formation, the Member shall have the authority to fix the compensation of the managers. Unless otherwise provided in the Certificate of Formation, managers need not be holders of membership interests in the Company or residents of the State of Delaware.

SECTION 5.02. Removal. Any manager or all of the managers may be removed or replaced, with or without cause, by resolution of the Member.

SECTION 5.03. Quorum. Unless otherwise provided in the Certificate of Formation, a majority of the total number of managers shall constitute a quorum for the transaction of business of the managers and the vote of a majority of the managers present at a meeting at which a quorum is present shall be the act of the managers.

SECTION 5.04. Place of Meetings; Order of Business. The managers may hold their meetings and may have an office and keep the books of the Company, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the managers may from time to time determine.

SECTION 5.05. Regular Meetings. Regular meetings of the managers shall be held at such times and places as shall be designated from time to time by the managers. Notice of such regular meetings shall not be required.

SECTION 5.06. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise provided by the Certificate of Formation, any action required or permitted to be taken at any meeting of the managers may be taken without a meeting if all of the managers consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the managers. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise provided by the Certificate of Formation, the managers may participate in a meeting of such managers by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the sole express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 5.07. Vacancies. Any vacancy occurring in the board of managers of the Company may be filled by the Member.

ARTICLE VI.

OFFICERS

SECTION 6.01. Officers; Agents. The managers shall have the power to appoint any person or persons as agents (who may be referred to as officers) to act for the Company with such titles, if any, as the managers deem appropriate and to delegate to such officers or agents such of the powers as are granted to the managers hereunder. Any decision or act of an officer appointed under this Section 6.01 within the scope of the officer’s designated or delegated authority shall control and shall bind the Company. The officers or agents so appointed may have such titles as the managers shall deem appropriate, which may include (but need not be limited to) President, Executive Vice President, Vice President, Treasurer, Secretary or Controller. Unless the authority of the agent designated as the officer in question is limited by the managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. Each officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person,, unless the Certificate of Formation provides otherwise. Unless otherwise provided in the Certificate of Formation, the managers shall have the authority to fix the compensation of officers. The managers may by vote, resolution or otherwise ratify any act previously taken by an officer or agent acting on behalf of the Company.

SECTION 6.02. Removal. Any officer or agent elected or appointed by the managers may be removed, either with or without cause, by the vote of a majority of the managers at a meeting called for the purpose, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 6.03. Vacancies. Any vacancy occurring in any office of the Company may be filled by the managers.

SECTION 6.04. Powers and Duties of the President. Unless the managers otherwise determine, the President, if elected, shall have the authority to agree upon and execute all leases, contracts, powers of attorney, evidences of indebtedness and other obligations in the name of the Company; and he shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him by the managers.

SECTION 6.05. Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, a Vice President, if elected, designated by the managers shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the managers of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Company shall so act. A Vice President may execute and deliver in the name of the Company powers of attorney, .contracts and other obligations and instruments pertaining to the regular course of the duties of said office and shall have such other duties and have such other powers and authority as the managers may from time to time prescribe or assign.

SECTION 6.06. Treasurer. The Treasurer, if elected, shall have responsibility for the custody and control of all the funds and securities of the Company, and he shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the managers. He shall perform all acts incident to the position of Treasurer, subject to the control of the President and the managers; and he shall, if required by the managers, give such bond for the faithful discharge of his duties in such form as the managers may require.

SECTION 6.07. Assistant Treasurers. Each Assistant Treasurer, if elected, shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the President or the managers. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

SECTION 6.08. Secretary. The Secretary shall keep the minutes of all meetings of the managers and the Member (including written consents signed in lieu of such meetings) in books provided for that purpose; he shall attend to the giving and serving of all notices; he may in the name of the Company affix the seal of the Company to all contracts of the Company and attest the affixation of the seal of the Company thereto; he shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the managers; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the President and the managers.

SECTION 6.09. Assistant Secretaries. Each Assistant Secretary, if elected, shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the President or the managers. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

SECTION 6.10. Controller. The Controller, if elected, shall in general have all the usual powers and duties incident to the office of Controller, together with such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the President or the managers.

ARTICLE VII.

EXCULPATION AND INDEMNIFICATION

SECTION 7.01. Exculpation. No manager or officer of the Company shall be liable to the Company or any Member for monetary damages arising from any actions taken, or actions failed to be taken, in his capacity as a manager or officer of the Company except for (a) liability for acts or omissions not in good faith or which involve intentional misconduct or in knowing violation of law, (b) liability with respect to any transaction from which such manager or officer derived an improper personal benefit and (c) liability arising from any breach of such manager or officer’s duty of loyalty to the Company; in each case described in items (a), (b) and (c) preceding as determined by a final, non-appealable order of a court of competent jurisdiction.

SECTION 7 .02. Right to Indemnification.

(a) The Company may indemnify to the fullest extent permitted by the Act all persons whom it may indemnify pursuant thereto and in the manner prescribed thereby.

(b) To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person (as hereinafter defined) against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member, or any direct or indirect subsidiary of the foregoing in connection with the business of the Company; or

(ii) The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any person or entity including the Company or any Company subsidiary;

provided, however, that such Covered Person acted in good faith and in a manner reasonably believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, in each case as determined (1) by a majority vote of all of the managers who are not parties or affiliates of parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such managers, or if such managers so direct, by independent legal counsel in a written opinion or (3) by the Member (unless the Member is a party or affiliate of a party to such action, suit or proceeding). In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful.

(c) The Company shall pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition upon delivery to the Company of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article VII or otherwise.

(d) The provisions of this Section 7.02 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 7.02 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 7.02 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity by the Company.

(f) If this Section 7.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 7.02 to the fullest extent permitted by any applicable portion of this Section 7.02 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(g) As used herein, the term “Covered Person” shall mean each manager, officer, employee, agent or representative of the Company.

SECTION 7.03. Indemnification of Employees and Agents. The Company may by action of its Member provide indemnification to employees, agents and certain other persons as set forth in the Certificate of Formation of the Company or as permitted by the Act, as amended from time to time.

SECTION 7 .04. Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation of the Company, this Agreement, any other agreement, a determination of the Member or disinterested managers or otherwise.

SECTION 7.05. Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was serving as a manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01. Fiscal Year. The fiscal year of the Company shall be such as established from time to time by the managers. Unless otherwise fixed by the managers, the fiscal year of the Company shall commence on January 1 and end on December 31 of each and every calendar year.

SECTION 8.02. Corporate Seal. The managers may provide a suitable seal containing the name of the Company. The Secretary shall have charge of the seal (if any). If and when so directed by the managers, duplicates of the seal may be kept and used by the Treasurer or by any Assistant Secretary or Assistant Treasurer.

SECTION 8.03. Resignations. Any manager or officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the President or Secretary.

The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

SECTION 8.04. Facsimile Signatures. In addition to any provisions for the use of facsimile signatures specifically authorized in this Agreement, facsimile signatures of any manager or officer of the Company may be used whenever and as authorized by the managers.

SECTION 8.05. Reliance upon Books, Reports and Records. Each manager shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the managers, or in relying in good faith upon other records of the Company.

SECTION 8.06. Powers of Attorney. Any manager, the President or any Vice President shall have the power and authority to execute and deliver powers of attorney and other such instruments in the name of and on behalf of the Company. The person authorized by any such power of attorney executed and delivered by either of them on behalf of the Company may exercise on behalf of the Company any and all of the rights and powers as specified in the power of attorney so authorizing such person.

SECTION 8.07. Amendments. The Member shall have the power to amend and repeal from time to time any of the provisions of this Agreement.

SECTION 8.08. Non-Voting Equity Securities. Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue non-voting equity securities (which shall not be deemed to include any warrants or options or similar instruments to purchase equity of the Company); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Company or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE IX.

DISSOLUTION AND LIQUIDATION

SECTION 9.01. Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a Certificate of Cancellation of the Company under the Act has been filed with the Secretary of State of the State of Delaware.

SECTION 9.02. Liquidation Upon Dissolution. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the managers, who shall have full power and authority to sell, assign and encumber any and all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

a. first, to the creditors of the Company, including any creditor that is a member, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

b. thereafter, to the Member.

SECTION 9.03. Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

DIAMOND OFFSHORE DRILLING LIMITED

By:
Name:	Dominic A. Savarino
Title:	Director

Exhibit A

Initial Managers

David L. Roland

Dominic A. Savarino